EXHIBIT 10-12

FIRST AMENDMENT TO THE

OMEGA FLEX, INC. 2006 PHANTOM STOCK PLAN

WHEREAS, Omega Flex, Inc. (the “Company”) has established the Omega Flex, Inc. 2006 Phantom Stock Plan (the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to amend the Plan to provide dividend equivalents to Participants with outstanding Phantom Stock units;

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Compensation Committee by Section 6.1 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company by the Compensation Committee, the Plan be and is hereby amended, effective December 9, 2009, in the following particulars:

1.	By adding the following definitions, where they would appear in alphabetical order, to Article 2 of the Plan as a part thereof:

“‘Dividend Equivalent Amount’ means an amount equal to the value of any dividend (whether ordinary or extraordinary, and whether in cash, securities or other property) declared on one share of Omega Common Stock. For purposes of the preceding sentence, the per share cash value of any stock dividend declared on Omega Common Stock shall be the closing price of the Omega Common Stock on the dividend payment date, or if the closing price is not available on that date, the latest date prior to the dividend payment date for which the closing price is available.

‘Dividend Equivalent Account’ means a separate account established on the books of the Company for each Participant with respect to each grant of Phantom Units hereunder. A Participant’s Dividend Equivalent Accounts shall be unfunded bookkeeping accounts and shall not constitute or be treated as a trust fund of any kind. Amounts credited to a Participant’s Dividend Equivalent Accounts shall not be adjusted for earnings or losses (except as otherwise determined by the Committee in its sole discretion).”

2.	By deleting the last sentence of Section 3.7 of the Plan in its entirety and replacing it with the following:

“Except as provided in Sections 3.8 and 6.7, no rights shall accrue to a Participant and no adjustments shall be made to the Participant’s outstanding Phantom Stock units on account of dividends (whether ordinary or extraordinary, and whether in cash, securities or other property) or distributions or other rights declared on, or credited in, the Omega Common Stock.”

3.	By adding the following Section 3.8 to the Plan as a part thereof:

“3.8     Dividend Equivalents. If a dividend (whether ordinary or extraordinary, and whether in cash, securities or other property) is declared on Omega Common Stock on or after December 9, 2009, the Participant’s Dividend Equivalent Account shall be credited, as of the applicable record date, with an amount equal to the number of the Participant’s outstanding Phantom Stock units attributable to such Account multiplied by the Dividend Equivalent Amount, except that no amount shall be credited if (a) the Maturity Date of the Phantom Stock units attributable to such Account is earlier than the record date of the dividend, or (b) the Phantom Stock units attributable to such Account have been forfeited.

Amounts credited to the Participant’s Dividend Equivalent Account shall vest at the same time as the underlying Phantom Stock units vest. If the Participant’s underlying Phantom Stock units terminate and are forfeited, amounts credited to the Participant’s Dividend Equivalent Account that are attributable to such Phantom Stock units shall also be forfeited. Except as otherwise provided in Section 4.2, the Participant’s Dividend Equivalent Account, to the extent vested, shall be paid in cash to the Participant at the same time as the underlying vested Phantom Stock units as set forth in Section 4.1.”

IN WITNESS WHEREOF, the Compensation Committee has caused this amendment to be executed by the undersigned duly authorized officer of the Company this 13th day of January, 2010.

Omega Flex, Inc.

By:	/s/ Kevin R. Hoben
Its Chief Executive Officer
Kevin R. Hoben

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